Exhibit 99.1

FOR:	MDC Partners Inc.	CONTACT:	Investors:
	745 Fifth Avenue, 19th Floor		Matt Chesler, CFA
	New York, NY 10151		VP, Investor Relations
646-412-6877
mchesler@mdc-partners.com

Press:
Alexandra Delanghe
SVP, Corporate Communications
646-429-1845
adelanghe@mdc-partners.com

Scott Kauffman Appointed Chairman and CEO of MDC Partners

Miles Nadal Retires

Company Reaffirms Annual Guidance

New York, NY, July 20, 2015 (NASDAQ: MDCA; TSX: MDZ.A) – MDC Partners Inc. ("MDC Partners" or the "Company") announced today that Miles S. Nadal has retired as the Company’s Chief Executive Officer. Mr. Nadal is also stepping down from his position on the Board of Directors as Chairman. Scott L. Kauffman, who has served as Presiding Director on the Company’s Board of Directors, has been named the Company’s new Chairman and Chief Executive Officer. Irwin Simon, a current member of the Board, has been appointed as MDC’s Presiding Director.

“Scott is an experienced chief executive who for years has led complex entrepreneurial companies at the crossroads of advertising, technology, and data,” said Simon. “He has intimate knowledge of MDC Partners and, importantly, a passion for the unique model, culture, philosophy and initiatives that have driven MDC’s success as a network. In partnership with the MDC management team, Scott is ideally positioned to continue to drive the Company’s industry-leading performance, client results, and support for agency partners.”

The Board believes that its selection of Mr. Kauffman, working together with the Company’s existing management team, will ensure a seamless transition as the Company successfully moves forward with its growth strategy. Mr. Kauffman has been a Board member of MDC Partners for nine years and has served as Presiding Director since March 2012. Mr. Kauffman has a long history of operating at the intersection of media and technology. He started his career in advertising as a media planner for Benton & Bowles. Later in his career, he migrated to Silicon Valley and has served in leadership roles at a number of emerging technology companies – in many cases recruited by the board to replace the founding CEO. Active in advertising technology since its inception, Mr. Kauffman has served as Chairman or CEO of AdKnowledge, Coremetrics and Lotame. He was also the COO of Blue Lithium at the time of its sale to Yahoo!

Mr. Kauffman stated, “Miles Nadal founded MDC Partners and for more than three decades guided the Company’s strong growth. Without his vision and leadership, MDC Partners would not have achieved the exceptional success we enjoy today. The Company is strategically well placed to remain on a path of profitable growth and is in a very strong financial and operational position. I look forward to leading the Company through its next phase of growth.”

In connection with the ongoing SEC investigation, Mr. Nadal has agreed to repay to MDC Partners all expenses that were requested to be repaid by the Special Committee of the Board of Directors, including an additional $1.88 million that was recently identified.  In connection with his retirement, Mr. Nadal is required under the Company’s Incentive/Retention agreements to repay $10.58 million in retention amounts received between 2012 and 2015.  In addition, Mr. Nadal is not eligible for any compensation payments or severance.

The Company also announced that Michael Sabatino, formerly Chief Accounting Officer of MDC Partners, has resigned. Mr. Sabatino has agreed to repay the Company $208,535 in cash bonus payments received between 2012 and 2014.

The Company does not expect there will be any material impact to its previously issued financial statements as a result of these additional repayments.

The Company today is also reaffirming its annual financial guidance and, based on a preliminary review, believes its second quarter 2015 results are tracking consistent with internal expectations. The Company will announce its results for the period ending June 30, 2015, on August 6, 2015.

Mr. Nadal stated, "MDC Partners is an exceptional organization. I’m gratified knowing that after 35 years, I am leaving the Company in a strong position, with brilliant partners, exceptional talent, dedicated employees, wonderful clients, a strong shareholder base, and an incredible culture and reputation as ‘The Place Where Great Talent Lives’. I have every confidence that the Company’s deep leadership team will build on this strong foundation in the years ahead.”

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,500 clients worldwide.

As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

###